Exhibit 99.1

NEWS

INVESTOR CONTACTS: Chris Ingham Executive Director of Financial Planning (727) 579-5020	FOR IMMEDIATE RELEASE

MEDIA CONTACT FOR CATALINA MARKETING: Nicole Andriso Director, Public Relations (727) 563-5822

MEDIA CONTACT FOR HELLMAN & FRIEDMAN: Steve Bruce/Monica Everett The Abernathy MacGregor Group (212) 371-5999

HELLMAN & FRIEDMAN COMPLETES ACQUISITION OF CATALINA

MARKETING CORPORATION

ST. PETERSBURG, FL, October 1, 2007—Catalina Marketing Corporation (NYSE: POS) today announced the completion of the acquisition of Catalina by entities affiliated with Hellman & Friedman LLC, a private equity investment firm.

Catalina announced on April 17, 2007 a definitive agreement to be acquired by affiliates of Hellman & Friedman in a transaction valued at approximately $1.7 billion. Under terms of the agreement, Catalina shareholders will receive $32.50 per share in cash, without interest, for each share of Catalina common stock held.

“We believe Catalina Marketing is in a great position to focus on future growth initiatives and strategic opportunities as a private company,” said Dick Buell, chief executive officer of Catalina Marketing. “With the financial support of Hellman & Friedman, we are confident that we can accomplish the future plans we have set forth. H&F has extensive knowledge of the marketing and technology arena that will help us continue to build on our established, strong foundation and move the company into the next chapter of growth and development.”

Catalina stock will cease to trade on the New York Stock Exchange at market close today, and will no longer be listed. Catalina has appointed Mellon Investor Services LLC as its paying agent, and, as soon as practicable, will mail a letter of transmittal and instructions to all Catalina shareholders of record. The letter of transmittal and instructions will contain information regarding how to surrender Catalina common stock in exchange for the merger consideration. Shareholders of record should be in receipt of the letter of transmittal before surrendering their shares. Shareholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash as such conversions will be handled by the bank or broker.

About Hellman & Friedman LLC

Hellman & Friedman LLC is a leading private equity investment firm with offices in San Francisco, New York and London. The Firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including media and marketing services, financial services, professional services, asset management, software and information services, and energy. Since its founding in 1984, the Firm has raised and, through its affiliated funds, managed over $16 billion of committed capital and is currently investing its sixth partnership, Hellman & Friedman Capital Partners VI, L.P., with over $8 billion of committed capital. Representative investments in media and marketing services include: DoubleClick Inc, Young & Rubicam Inc, Digitas Inc, The Nielsen Company, and Axel Springer AG.

About Catalina Marketing Corporation

Based in St. Petersburg, FL, Catalina Marketing Corporation (www.catalinamarketing.com) was founded over 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, are never sold or provided to any outside party without the express permission of the consumer.

Cautionary Statement

This press release contains forward-looking statements based on estimates and assumptions. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors and other risks are detailed in Catalina’s current filings with the Securities and Exchange Commission, including Catalina’s most recent filings on Forms 8-K, 10-Q and 10-K. Catalina undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Catalina and the Catalina logo are trademarks or registered trademarks of Catalina Marketing Corporation or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.